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                                 EXHIBIT NO. 11
                                 ---------------

                                 COMPUTATION OF


                               EARNINGS PER SHARE


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
                       THE PROGRESSIVE CORPORATION AND
                         SUBSIDIARIES COMPUTATION OF
                             EARNINGS PER SHARE
                     (millions - except per share amounts)
                                  (unaudited)


                                               Three Months                                Nine Months
                                     ----------------------------------         ---------------------------------
 Periods Ended September 30,               1994               1993                  1994                 1993
                                     ----------------------------------         ---------------------------------
                                                Per                Per                      Per             Per
                                     Amount    Share     Amount   Share         Amount     Share  Amount    Share
                                     ----------------------------------         ----------------------------------
 PRIMARY:

 Net income                          $64.8               $82.6                  $173.4             $213.9
 Less:  Preferred stock dividends     (2.1)               (2.3)                  (6.5)               (7.0)
                                     -----               -----                  ------            -------
                                     $62.7     $.85      $80.3    $1.10         $166.9     $2.25   $206.9    $2.92
                                     ==================================         ==================================

 Average shares outstanding           71.3                70.6                   71.7                68.3

 Net effect of dilutive stock
    options                            2.6                 2.7                    2.4                 2.5
                                     -----               -----                  ------            -------
           Total                      73.9                73.3                   74.1                70.8
                                     =====               =====                  =====             =======

 FULLY DILUTED:

 Net income                          $64.8               $82.6                 $173.4             $213.9
 Less: Preferred stock dividends      (2.1)               (2.3)                  (6.5)              (7.0)
                                     -----               -----                  ------            ------
                                     $62.7      $.85     $80.3     $1.09       $166.9     $2.25   $206.9    $2.91
                                     ===================================       ==================================

 Average shares outstanding           71.3                70.6                   71.7                68.3

 Net effect of dilutive stock
    options                            2.6                 2.9                    2.5                 2.9
                                     -----               -----                  ------            -------
           Total                      73.9                73.5                   74.2                71.2
                                     =====               =====                  ======            =======